Exhibit 11

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                              AMEN PROPERTIES, INC.
                  EXHIBIT 11. COMPUTATON OF EARNINGS PER SHARE





                                                                    For the Twelve Months    For the Twelve Months Ended
                                                                    Ended December 31, 2005        December 31, 2004
                                                                   ------------------------- ---------------------------
                                                         Current
                                                         Period       Basic       Diluted       Basic        Diluted
                                   Total   Grant/Purch.   Days       Weighted     Weighted     Weighted      Weighted
                                   Shares      Date    Outstanding    Shares       Shares       Shares        Shares
                                 --------- ----------- ----------- ------------ ------------ ------------ --------------
Common Stock                     1,992,056    12/31/03        365  727,100,440  727,100,440  729,092,496    729,092,496
Common Stock Dividend              209,300    03/31/03        365   76,394,500   76,394,500   76,603,800     76,603,800
Preferred A Stock - Convertible    616,447    09/29/00        365            -            -            -    225,619,602
Preferred B Stock - Convertible    233,317    01/09/02        365            -            -            -     85,394,022
Preferred C Stock - Convertible    500,000    03/01/05        305            -            -            -              -
Common Stock - Stock Option
 Issuance                            4,859    08/24/05        129      626,811      626,811
                                 ----------                        ------------ ------------ ------------ --------------
End of period                    3,555,979                         804,121,751  804,121,751  805,696,296  1,116,709,920
Days Outstanding from Beginning
 of Period                                                                 365          365          366            366
--------------------------------                                   ------------ ------------ ------------ --------------
Weighted average number of common shares
 outstanding                                                         2,203,073    2,203,073    2,201,356      3,051,120

Net income (loss)
 From continuing operations                                           (704,562)    (704,562)    (497,989)      (497,989)
 From discontinued operations                                                -            -      394,126        394,126
 Gain on sale of discontinued
  operations                                                                 -            -      905,118        905,118
--------------------------------                                   ------------ ------------ ------------ --------------
 Net income (loss)                                                    (704,562)    (704,562)     801,255        801,255
                                                                   ============ ============ ============ ==============


Net income (loss) per share
 From continuing operations                                              (0.32)       (0.32)       (0.23)         (0.16)
 From discontinued operations                                                -            -         0.18           0.13
 Gain on sale of discontinued
  operations                                                                 -            -         0.41           0.29
--------------------------------                                   ------------ ------------ ------------ --------------
 Net income (loss) per share                                             (0.32)       (0.32)        0.36           0.26
                                                                   ============ ============ ============ ==============

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